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March 11, 1998

STRICTLY PRIVATE AND CONFIDENTIAL
Mr. Michael H. Mehr
1293 Berry Bridge Road
Eagan MN 55123

Dear Michael

I have pleasure inviting you to join Adaytum Software in the position of Controller, subject to a service agreement to be made available shortly.

Your annual salary will commence at $110,000, payable bi-monthly, and will be subject to review annually on January I, 1999. You will also have the opportunity to earn a maximum bonus of $10,000, which will be tied to objectives to be agreed by May 30th. As part of the senior Executive team, you will be eligible to participate in the share option scheme. Your vacation entitlement is twenty-five days per calendar year and is pro rata accordingly. This entitlement is reduced by any sick days taken during the year.

Please return to us a letter confirming your acceptance of this offer (attached). Full details of our employee benefits will be made available you in the first week of your employment. Any questions relating to this letter or benefits can a directed to me.

Finally, may I say I am delighted that you will be joining us and we look forward to seeing you on Monday April 13, 1998.

Yours sincerely

/s/ J. D. Guy Haddleton
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Guy Haddleton
Chief Executive Officer